Exhibit 35.1
ANNUAL SERVICER’S COMPLIANCE CERTIFICATE
     This Compliance Certificate is furnished pursuant to Section 4.10 of the Sale and Servicing Agreement (the “Agreement”) dated as of November 3, 2006, by and among Hyundai Auto Receivables Trust 2006-B, Hyundai Motor Finance Company, as seller and servicer (the “Servicer”), Hyundai ABS Funding Corporation, as depositor, and Citibank, N.A., as indenture trustee and Item 1123 of Regulation AB. The undersigned hereby certifies that:
1) I am a duly authorized officer of the Servicer.
2) A review of the activities of the Servicer from November 3, 2006 through December 31, 2006 (the “Relevant Period”) and of the Servicer’s performance under the Agreement during the Relevant Period has been made under my supervision.
3) Based on such review, the Servicer has, to the best of my knowledge, fulfilled all of its obligations under the Agreement in all material respects throughout the Relevant Period.
IN WITNESS WHEREOF, I have duly executed this Compliance Certificate this 30th day of March, 2007.

HYUNDAI MOTOR FINANCE COMPANY, as Servicer
By:	/s/ MIN SOK RANDY PARK
	Name:	Min Sok Randy Park
	Title:	Executive Director, Finance (acting as Vice President, Finance)